CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference of our reports dated June 28, 2012 on Dreyfus Connecticut Fund, Dreyfus Maryland Fund, Dreyfus Massachusetts Fund, Dreyfus Minnesota Fund, Dreyfus Ohio Fund and Dreyfus Pennsylvania Fund for the fiscal year ended April 30, 2012 which are incorporated by reference in this Registration Statement (Form N-1A 33-10238 and 811-4906) of Dreyfus State Municipal Bond Funds.

ERNST & YOUNG LLP

New York, New York
August 28, 2012